***unofficial translation***

Shenzhen Media Investment Co. Ltd

Agency Agreement For

Distribution of 2004

Party A: Shenzhen Media Investment Co. Ltd

Party B: Guangzhou Qian kun tai circulation department of books

In order to further define the right, responsibility and obligation of the Media Investment Co. Ltd and the distributor and to standardize the distribution of Sale and Marketing Magazine, the two parties both agree to enter into this agreement in accordance with the principle of mutual benefit and common development.

I Scope of cooperation:

i Party A authorizes Party B as the distribution agent of the first and second half of China Marketing Magazine in the secondary marketing channel of Guangzhou, and Party B is responsible for the issuing matters within Guangzhou city. Party A will support Party B with all strength to achieve good performance in regional marketing and promotion, guarantee the legitimate rights and interests of Party B throughout the terms of this Contract.

ii, if there is a blank area or channel that Party B is unable to enter within Party B’s authorized region, Party A can penetrate to the area or channel through other valid methods. However, Party A must inform Party B its methods and quantities of entering. The subordinate distributors of Party B must obtain the consent of Party A before their action.

II Time of Corporation:

iii the validity period of the contract is from January, 2004 to December, 2004, after this period, if each party has a desire to continue their cooperation, the contract is renewable.

III Settlement Discount

iv Both parties’ settlement discount is 60% (The discount of special channels will be calculated separately), Party B cannot utilize discounts to bending the market maliciously, and to damage the interests of  in Party B’s authorized region distributor, retailer and magazine institute.

IV Clearing Form

v Both parties confirm that according to the discount of this contract, Party B remits the fund in full to the account which Party A appoints before the 17th each month (funds in delivering could be evidenced by fax copy); Party B can not default in the payment. In the case default occurs, Party A would terminate the delivery of goods.

V Sales Task

vi the circulation task of Party B in the current year is increases by 8% from2003’s total issuances. Within the validity period of contract, if Party B’s circulation task had dropped by 20% in one month or by 10% for continuous three months without a valid excuse, Party A has the right to terminate the contract. Upon the premise of completion of the task and in order to stimulate sales, Party B could a returning bonus equivalent to 5% of the total from Party A.

VI Sales Supervision

vii Both parties reached the bilateral consents that starting from the date on which the contract is signed, the Domestic Market Specification Security System of Credit would be implemented. Party B is authorized to assist Party A in preserving the market order; Party B can't dump goods for the purpose to make chaos. If Party B committed in dumpling goods, Party A shall warn Party B for the first time. In the case of reoccurrence, Party A shall cancel Party B's license as distributor. If Party B’s market suffered from dump, which is not caused by Party B, Party A is obligated to assist Party B in finding out the source of such action, and then, Party A shall provide the resolution.

VII Sales Information Feedback

viii As the agent of distribution, Party B should provide the after-sale service and in-time information feedback of this area on behalf of Party A. For each issuance, Party B is obligated to provide the publication flow, number of sale and marketing information to Party A. If Party B fails to provide required information for the continuous three or four issuances each year, the institute shall determine whether to terminate the contract or not, according to the particular cases.

VIII. Management of Issuing and Returns

ix Before 12th of each month, Party B shall inform Party A the number of publications (first and second halves) would be delivered for the next issuance and the arrival of publications. The magazine institute release a new issue on around 20th of each month, Party A shall provide a fax copy of freight invoice to Party B, which is necessary for Party B to pick up deliveries within two days of new issuance. During this period, Party A bears all the expense.

x  Number of returns according to allowance shall be counted once per half a year (at the end of June and the beginning of January). In the case the return is less than 100 copies, the colophon would be returned. The returning account shall be settled alone, and shall not be take off and charge against other accounts. Party B bears the expenses of returns and shall to give clear indication of numbers and the return is for which issue. For returns above the allowance, Party A shall refuse the return.

IX  For matter not mentioned in this agreement, both parties can sign supplementary clauses. They shall generate the same legal validity.

Party A: Shenzhen Media Investment Co. Ltd

Representative of Party A:

Date: April 26, 2004

Party B: Guangzhou Qiankuntai circulation department of books

Representative of Party B:

Date: April 28, 2004

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